EXHIBIT 99.1
National Western Life Group, Inc. Announces 2018 Second Quarter Earnings

Austin, Texas, August 7, 2018 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2018 consolidated net earnings of $32.5 million, or $9.18 per diluted Class A common share, compared with consolidated net earnings of $25.5 million, or $7.21 per diluted Class A common share, for the second quarter of 2017. For the six months ended June 30, 2018, the Company reported consolidated net earnings of $59.3 million, or $16.78 per diluted Class A common share, compared with $49.0 million, or $13.86 per diluted Class A common share, a year ago. The Company's book value per share as of June 30, 2018 was $507.93.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $30.3 million for the quarter ended June 30, 2018, or $8.58 per diluted Class A common share, compared to $21.4 million, or $6.06 per diluted Class A common share in the same period for 2017. Mr. Moody commented on the results saying, "In addition to reduced taxes, our operating earnings for the quarter also reflect our management discipline in regards to underwriting risks, managing expenses and spread margins, and servicing our inforce clients. The outcome for the quarter was lower expenses, improved investment spread, and modestly lower policy benefit expenditures."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $56.7 million for the six months ended June 30, 2018, or $16.04 per diluted Class A common share, compared to $43.3 million, or $12.24 per diluted Class A common share in the first six months of 2017. Mr. Moody indicated, "For some time we have been strategically directing resources into our domestic life insurance line of business as an area of opportunity for the Company. These efforts are beginning to materialize in the form of new sales growth. Domestic life insurance sales increased 59% over the prior year second quarter and for the first half of the year these sales were 49% higher." Moody added that a growing economy and gradually increasing interest rate levels served as a good backdrop for the industry. "We issued 51% more domestic life insurance policies in the first six months this year compared to 2017 and anticipate the demand for our products to continue to be strong," Mr. Moody noted.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. NWLIC has 286 employees and approximately 31,300 contracted independent agents, brokers, and consultants. At June 30, 2018, the Company maintained consolidated total assets of $12.1 billion, stockholders' equity of $1.8 billion, and life insurance inforce of $19.4 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Revenues, excluding investment and index option gains (losses)	$161,670	159,763	314,471	320,390
Realized and unrealized gains (losses) on index options	10,292	32,215	(34,102)	93,421
Realized gains on investments	2,696	6,248	3,307	8,832
Total revenues	174,658	198,226	283,676	422,643

Earnings:
Earnings from operations	$30,336	21,422	56,728	43,280
Net realized gains on investments	2,130	4,061	2,613	5,741
Net earnings	32,466	25,483	59,341	49,021

Net earnings attributable to Class A shares	31,548	24,762	57,663	47,635

Basic Earnings Per Class A Share:
Earnings from operations	$8.58	6.06	16.04	12.24
Net realized gains on investments	0.60	1.15	0.74	1.62
Net earnings	9.18	7.21	16.78	13.86

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$8.58	6.06	16.04	12.24
Net realized gains on investments	0.60	1.15	0.74	1.62
Net earnings	9.18	7.21	16.78	13.86

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com